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                                                                EXHIBIT (a) (5)

                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock
   (Including the Associated Rights to Purchase Series A Junior Participating
                                Preferred Stock)
                                       of

                       Shared Medical Systems Corporation

                                       at

                              $73.00 Net Per Share

                                       by

                        Autobahn Acquisition Corporation

                          a wholly owned subsidiary of

                              Siemens Corporation

                     an indirect wholly owned subsidiary of

                           Siemens Aktiengesellschaft

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON WEDNESDAY, JUNE 7, 2000 UNLESS THE OFFER IS EXTENDED.

                                                                    May 10, 2000

To Brokers, Dealers, Commercial Banks,
 Trust Companies And Other Nominees:

   We have been appointed by Autobahn Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Siemens Corporation ("Parent"), a Delaware corporation and an indirect wholly owned subsidiary of Siemens Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany ("Siemens AG"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Shared Medical Systems Corporation, a Delaware corporation (the "Company"), together with the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights") issued pursuant to the Rights Agreement, dated as of May 1, 1991, as amended (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C. (the Common Stock and the Rights together being referred to herein as the "Shares"), at $73 per Share, net to the seller in cash (the "Common Stock Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 10, 2000, and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn immediately prior to the expiration of the Offer a number of Shares representing at least a majority of the outstanding Shares and
(ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See Sections 1 and 15 of the Offer to Purchase.

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   The Board of Directors of the Company by unanimous vote of directors present at a meeting of the Board of Directors held on April 30, 2000, determined that the terms of the Offer and the Merger are fair to, and in the best interest of, the stockholders of the Company, approved the merger and the other transactions contemplated by the Merger and approved the Merger Agreement. The Board of Directors recommends that the Company's stockholders accept the Offer and tender their Shares in the Offer.

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. Offer to Purchase dated May 10, 2000;

     2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, by the Expiration Date, or the expiration of any subsequent offering period (as defined in the Offer to Purchase);

     4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. A letter to stockholders of the Company from Marvin S. Cadwell, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 dated May 10, 2000, which has been filed by the Company with the Securities and Exchange Commission which includes the recommendation of the Board of Directors of the Company that stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer;

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. A return envelope addressed to the Depositary.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for any Shares which are validly tendered prior to the Expiration Date, or any Subsequent Offering Period, and not theretofore properly withdrawn, when permitted, when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for any Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

   Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of the Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

   Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of the Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on June 7, 2000 unless the Offer is extended.

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   In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of the Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

   If holders of the Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

   Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          Credit Suisse First Boston
                                           Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF SIEMENS AG, PURCHASER, MERGER SUB, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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